Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SANUWAVE Health, Inc. on Form S-8 of our report dated March 21, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SANUWAVE Health, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, appearing in the Annual Report on Form 10-K of SANUWAVE Health, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp
New York, NY
October 18, 2024